Filed Pursuant to Rule 424(b)(2)
Registration No. 333-253421

Prospectus Supplement to Prospectus dated March 22, 2021.

CAD 1,000,000,000
The Goldman Sachs Group, Inc.
2.599% Fixed/Floating Rate Notes due 2027

The Goldman Sachs Group, Inc. will pay interest on the notes to but excluding November 30, 2026 (the “Fixed Rate Period”), at a fixed rate per annum of 2.599%, payable semi-annually on May 30 and November 30 of each year, commencing on May 30, 2022. From and including November 30, 2026 to but excluding November 30, 2027 (the “Floating Rate Period”), the notes will bear interest at a rate per annum of three-month CDOR plus 0.601%, to be reset and payable quarterly on February 28, May 30, August 30 and November 30 beginning February 28, 2027 until November 30, 2027. The notes will mature on the stated maturity date, November 30, 2027, and interest for the final period will accrue to and be paid on such maturity date.

If The Goldman Sachs Group, Inc. becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, The Goldman Sachs Group, Inc. may redeem the notes before their stated maturity at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date. In addition, The Goldman Sachs Group, Inc. may redeem the notes (i) on or after May 30, 2022 and to, but excluding, November 30, 2026, at the greater of par or a “make-whole” price calculated as described herein, and (ii) on November 30, 2026 or on or after October 30, 2027, at par, in each case plus accrued and unpaid interest to but excluding the redemption date. See “Specific Terms of the Notes — Terms of the Notes — Optional Redemption — Make-Whole to Par Call Date” and “Specific Terms of the Notes — Terms of the Notes — Optional Redemption — Par Call” below. The notes will be issued only in a minimum denomination of CAD100,000 and integral multiples of CAD1,000 thereafter.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The notes have not been and will not be registered under the Securities Act of 1933 for the purpose of sales outside the United States.

	Per Note	Total

Initial price to public	100.000%	CAD	1,000,000,000

Underwriting discount	0.350%	CAD	3,500,000

Proceeds, before expenses, to The Goldman Sachs Group, Inc.	99.650%	CAD	996,500,000

The initial price to public set forth above does not include accrued interest, if any. Interest on the notes will accrue from November 30, 2021 and must be paid by the purchaser if the notes are delivered after November 30, 2021.

The underwriters expect to deliver the notes through the facilities of CDS Clearing and Depository Services Inc. against payment on November 30, 2021.

The notes will be sold in Canada on a private placement basis to “accredited investors” and in certain circumstances also to “permitted clients”, each as defined under applicable Canadian provincial securities laws, and on a private placement basis in other parts of the world outside of the United States subject to applicable law.

The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in a market-making transaction in the notes after their initial sale, and unless they inform the purchaser otherwise in the confirmation of sale, this prospectus supplement and the accompanying prospectus are being used by them in a market-making transaction.

Goldman Sachs & Co. LLC

BMO Capital Markets	RBC Capital Markets	Scotiabank	TD Securities

National Bank Financial Markets	CIBC Capital Markets	Desjardins Capital Markets	Laurentian Bank Securities

Prospectus Supplement dated November 22, 2021.

Prospectus Supplement

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

SPECIFIC TERMS OF THE NOTES

Please note that throughout this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, in this section, references to “holders” mean CDS Clearing and Depository Services Inc. or its nominee and not indirect owners who own beneficial interests in notes through participants in CDS Clearing and Depository Services Inc. Please review the special considerations that apply to indirect owners in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The notes will be a series of senior debt securities issued under our senior debt indenture dated as of July 16, 2008, as amended by the Fourth Supplemental Indenture dated December 31, 2016, and as it may be further amended or supplemented from time to time, between us and The Bank of New York Mellon, as trustee. This prospectus supplement summarizes specific financial and other terms that will apply to the notes; terms that apply generally to all of our debt securities are described in “Description of Debt Securities We May Offer” in the accompanying prospectus dated March 22, 2021. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Terms of the Notes

The specific terms of this series of notes we are offering will be as follows:

•	Title of the notes: 2.599% Fixed/Floating Rate Notes due 2027

•	Issuer of the notes: The Goldman Sachs Group, Inc.

•	Total principal amount being issued: CAD1,000,000,000

•	Initial price to public: 100% of the principal amount

•	Underwriting discount: 0.350% of the principal amount

•	Issue date: November 30, 2021

•	Stated maturity: November 30, 2027

•	Denomination: Integral multiples of CAD1,000, subject to a minimum denomination of CAD100,000

•

Specified currency:    Payments of interest and principal on the notes will be made in Canadian dollars (“CAD”), except in limited circumstances as described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus

Depending on the investor’s functional currency, an investment in a non-U.S. dollar security may present currency related risks as described in “Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency” in the accompanying prospectus

•	Interest rate:

•	During the Fixed Rate Period (November 30, 2021 to but excluding November 30, 2026): 2.599%

•	During the Floating Rate Period (November 30, 2026 to but excluding November 30, 2027): Base Rate plus the spread of 0.601% per annum

•	Date interest starts accruing: November 30, 2021

•	Calculation of interest rate during Floating Rate Period:

•

Base rate:    CDOR (as defined below) for the index maturity and index currency specified below, as determined with respect to each interest period by the calculation agent as described below under “— Determination of Interest Rate”

•	Index maturity: Three-month

•	Index currency: Canadian dollar

•

Initial base rate:    The base rate in effect for the initial interest period in the Floating Rate Period will be the three-month CDOR on November 30, 2026, as determined by the calculation agent as described below under “— Determination of Interest Rate”

•	Minimum or maximum rate: Minimum interest rate of 0% per annum.

•

Interest periods: Quarterly; the initial interest period in the Floating Rate Period for the notes is the period from and including the interest reset date on November 30, 2026 to, but excluding, the interest reset date on February 28, 2027, and the subsequent interest periods will be the periods from and including an interest reset date to, but excluding, the next interest reset date, provided that the final interest period for the notes will be the period from the interest reset date scheduled for August 30, 2027 to, but excluding, the stated maturity date

•	Interest reset dates: February 28, May 30, August 30 and November 30, commencing on November 30, 2026

•	Calculation Agent: Goldman Sachs & Co. LLC

•	Interest payment dates:

•	During the Fixed Rate Period: Every May 30 and November 30, beginning on May 30, 2022 and ending on November 30, 2026

•	During the Floating Rate Period: February 28, May 30, August 30 and November 30, beginning on February 28, 2027 until the stated maturity date

•

Day count convention:    When calculating interest for a full semi-annual fixed rate interest period, interest will be calculated on the basis of a 360-day year of twelve 30-day months, which will result in two equal semi-annual payments, and when calculating interest for a period that is shorter than a full semi-annual interest period or when calculating interest for a floating rate interest period, the day count convention is Actual/365 (Fixed) (i.e., on the basis of the actual number of days in the interest period divided by 365)

•

Regular record dates for interest:    For interest due on an interest payment date, the day immediately prior to the day on which the payment is to be made (as such payment day may be adjusted under the applicable business day convention specified below)

•

Business day:    Any day that is not a Saturday or Sunday, and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York or Toronto

•	Business day convention:

•

During the Fixed Rate Period:    Following unadjusted, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Day Conventions”

•

During the Floating Rate Period:    Modified following, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Day Conventions.” However, if the initial interest reset date on

November 30, 2026 is not a business day, such interest reset date will not be changed, but the determination of the floating interest rate that takes effect on such date shall be determined on the next succeeding business day

•	CUSIP Number: 38141GZC1

•	ISIN Code: CA38141GZC19

•	Paying Agent: BNY Trust Company of Canada

•

Defeasance:    The notes are subject to defeasance and covenant defeasance by us, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance”.

•

Additional amounts:    We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payment to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment of Additional Amounts”.

•

Tax Redemption:    We will have the option to redeem the notes before they mature (at par plus accrued interest) if we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax Redemption”. For purposes of the first paragraph under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax Redemption”, the specified date (on or after which any such changes that may occur will give rise to our redemption right) is November 22, 2021.

•

Optional Redemption – Make Whole to Par Call Date:    On or after May 30, 2022 (or, if any additional notes are issued after November 30, 2021, beginning six months after the last issue date for such additional notes), and to, but excluding, November 30, 2026, we may redeem the notes at our option, in whole at any time or in part from time to time, upon not less than 10 days’ nor more than 60 days’ prior written notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) the Canada Yield Price, which will be the price of the notes to be redeemed calculated to provide a yield to maturity equal to that on a Government of Canada bond of comparable maturity, assuming for this purpose that the notes would mature on November 30, 2026 (rather than the stated maturity date) plus 25.5 basis points, all as described below under “Additional Information About the Notes — Optional Redemption — Make-Whole to Par Call Date”, plus, in the case of each of (i) and (ii), accrued and unpaid interest to but excluding the redemption date.

We will give the notice of redemption in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus.

•

Optional Redemption — Par Call:    In addition, on November 30, 2026 or on or after October 30, 2027, we may redeem the notes at our option, in whole, but not in part, upon not less than 10 days’ nor more than 60 days’ prior written notice, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to but excluding the redemption date. We will give the notice of redemption in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus.

•

No other redemption:    We will not be permitted to redeem the notes before their stated maturity, except as described above. The notes will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your note.

•	Repayment at option of holder: None

•

Sales Restrictions:    The notes will be sold in Canada on a private placement basis only to “accredited investors” and, if being sold by Goldman Sachs & Co. LLC or being sold to purchasers that are individuals, that are “permitted clients”, each as defined under applicable Canadian provincial securities laws, and on a private placement basis in other parts of the world subject to applicable law. Any resale of the notes in Canada by purchasers must be made (1) through an appropriately registered dealer, or pursuant to an exemption from the dealer registration requirements of applicable Canadian provincial securities laws, or in circumstances where Canadian dealer registration requirements do not apply, and (2) in accordance with, or pursuant to an exemption from, the prospectus requirements of applicable Canadian provincial securities laws or in circumstances where Canadian prospectus requirements do not apply. Although the notes have been registered with the U.S. Securities and Exchange Commission, they have not been qualified for distribution under the securities laws of Canada and are not freely tradeable in any province or territory of Canada. The notes will bear a legend regarding applicable Canadian resale restrictions.

•

Exchange rate agent:    Holders will not be entitled to receive payments on the notes in any currency other than CAD, except that, if CAD are unavailable for a payment due to circumstances beyond our control, such as the imposition of exchange controls or a disruption in the currency markets, we will be entitled to satisfy our obligation to make the payment in CAD by making the payment in U.S. dollars, on the basis of the exchange rate determined by an exchange rate agent to be appointed by us, in its discretion. We would expect to appoint Goldman Sachs & Co. LLC or any of our other affiliates to serve as exchange rate agent if any of those circumstances in which payment is to be made in a currency other than the specified currency were to occur. We may change the exchange rate agent from time to time after its appointment without your consent and without notifying you of the change. See “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — How We Will Make Payments Due in Other Currencies” in the accompanying prospectus.

•	FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Determination of Interest Rate During the Floating Rate Period

Your notes will bear interest for each interest period in the Floating Rate Period at a per annum rate equal to 0.601% above the interest rate for three-month deposits in CAD designated as “CDOR” (see below). The calculation agent will determine CDOR in the following manner:

•

CDOR will be an interest rate per annum equal to the arithmetic average (rounded upwards to the nearest whole multiple of 0.00001% place) of the annual bid rates of interest for CAD bankers’ acceptances having a 90-day term to maturity (or a term as closely as possible comparable to such maturity) that appears on the Refinitiv Benchmark Services (UK) Limited CDOR Page (or any successor or replacement page) as of 10:15 a.m. (Toronto time) on the interest reset date for such interest period in the Floating Rate Period.

•

If fewer than three such bid rates appear on the Refinitiv Benchmark Services (UK) Limited CDOR Page as of 10:15 a.m. (Toronto time) on the related interest reset date, then CDOR for such interest period in the Floating Rate Period shall be determined by the calculation agent using a substitute or successor base rate that it has determined in its sole discretion is most comparable to CDOR. If the calculation agent determines on the relevant interest reset date that CDOR has been discontinued, then the calculation agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to CDOR, provided that if the calculation agent determines there is an industry-accepted successor base rate, then the calculation agent shall use such successor base rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of business day and the interest reset date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to CDOR, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

Unless the calculation agent uses a substitute or successor rate as so provided, if CDOR is unavailable and/or cannot be determined in the manner described above on the determination date, CDOR will be determined by the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any other source it deems reasonable, in its sole discretion.

The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be on file at our principal offices, will be made available to any noteholder upon request and will be final and binding in the absence of manifest error.

All Canadian dollar amounts resulting from the calculation of interest, as described above during the relevant periods, will be rounded to the nearest cent.

In this subsection, the term “Refinitiv Benchmark Services (UK) Limited CDOR Page” means the display designated as the “CDOR03” page on the Refinitiv Benchmark Services (UK) Limited (or such other page as may replace the CDOR page on that service) for the purpose of displaying, among other things, Canadian dollar bankers’ acceptance rates.

Additional Considerations Relating to CDOR

Please refer to the discussion under “Considerations Relating to Floating Rate Securities” in the accompanying prospectus for a description of the considerations relating to CDOR.

Additional Information About the Notes

Optional Redemption — Make-Whole to Par Call Date

For purposes of the “make-whole” redemption provision described under “Optional Redemption —Make Whole to Par Call Date” above, the “Canada Yield Price” will be a price equal to the price of the notes (or the portion thereof to be redeemed) calculated to provide a yield to maturity, compounded semi-annually and calculated in accordance with generally accepted Canadian financial practice, equal to the sum of the Government of Canada Yield calculated as of approximately 10:15 a.m. (Toronto time) on the third business day in Toronto preceding the redemption date, plus 25.5 basis points, assuming for this purpose that the notes would mature on November 30, 2026 (rather than the stated maturity date).

“Government of Canada Yield” means, on any date, with respect to any notes, the yield to maturity on such date, compounded semi-annually and calculated in accordance with generally accepted Canadian financial practice, which an assumed new issue of non-callable Government of Canada bonds denominated in Canadian dollars would carry if issued in Canada at 100% of its principal amount on such date, with a term to maturity as nearly as possible equal to the remaining term to maturity of such notes, assuming for this purpose that the notes would mature on November 30, 2026 (rather than the stated maturity date). The Government of Canada Yield will be calculated by us as the average (rounded to three decimal points) of the bid-side yields determined by two major Canadian investment dealers selected by us.

The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes

We have appointed Goldman Sachs & Co. LLC as the calculation agent for the notes. As calculation agent for your notes, Goldman Sachs & Co. LLC will make determinations with respect to the notes as specified in this prospectus supplement and in the accompanying prospectus dated March 22, 2021 and may have discretion in calculating the amounts payable in respect of the notes. If Goldman Sachs & Co. LLC determines that CDOR has been discontinued in accordance with the foregoing, then it will determine, among other things, the substitute or successor base rate, any adjustment factor needed to make such substitute or base rate comparable to CDOR, the business day convention, the definition of business day, the interest reset date to be used and any other relevant methodology for calculating such substitute or successor base rate, and such determinations will be conclusive and binding absent manifest error. The exercise of this discretion by Goldman Sachs & Co. LLC could adversely affect the value of your notes and may present Goldman Sachs & Co. LLC with a conflict of interest. We may change the calculation agent at any time without notice, and Goldman Sachs & Co. LLC may resign as calculation agent at any time upon 60 days’ written notice to The Goldman Sachs Group, Inc.

Book-Entry Notes

We will issue the notes only in book-entry form — i.e., as global notes registered in the name of CDS Clearing and Depository Services Inc. (“CDS”), as depository, or a successor or its nominee. The sale of the notes will settle in immediately available funds through CDS. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for additional information relating to the depository. You will not be permitted to withdraw the notes from CDS except in the limited situations described in the accompanying prospectus under “Legal Ownership and Book-Entry Issuance — What Is a Global Security? — Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated”.

Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the CDS system. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for additional information about indirect ownership of interests in the notes.

For as long as the notes are maintained in book-entry form at CDS, CDS or its nominee will be the registered owner of the notes for all purposes and all payments on the notes will be made to CDS in accordance with its applicable procedures (or as otherwise described under “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus). Consequently, you will need to look to CDS (and its participants through which you own your interest in the notes) for any payment or to exercise any rights in respect of the notes. We have no responsibility for the actions of CDS or its participants, and your ability to receive payments or exercise any rights in respect of the notes will be subject to their procedures.

Investors may elect to hold interests in the notes outside Canada through Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./ N.V. (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through securities accounts in Clearstream’s and Euroclear’s names on the books of their respective subcustodians. The interests are ultimately held through a CDS participant that acts as subcustodian for Euroclear or Clearstream, as applicable. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Transfers between CDS and Clearstream or Euroclear

Cross-market transfers between persons holding directly or indirectly through CDS participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in CDS in accordance with CDS rules; however, such cross-market transactions will require delivery of instructions to the relevant clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant clearing system will, if the transaction meets its settlement requirements, deliver instructions to CDS directly or through its Canadian subcustodian to take action to effect final settlement on its behalf by delivering or receiving notes in CDS, and making or receiving payment in accordance with normal procedures for settlement in CDS. Clearstream participants and Euroclear participants may not deliver instructions directly to CDS or the Canadian subcustodians.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a CDS participant may be made during subsequent securities settlement processing and dated the business day following the CDS settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream participants or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a CDS participant will be received with value on the CDS settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in CDS.

CDS Clearing and Depository Services Inc.

CDS is Canada’s national securities depository, clearing and settlement hub, supporting Canada’s equity, fixed income and money markets. Functioning as a service utility for the Canadian financial community, CDS provides a wide variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants include banks, investment dealers and trust companies and may include certain of the underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS participant. Transfers of ownership and other interests in notes in CDS, including cash distributions, may only be processed through CDS participants and will be completed in accordance with existing CDS rules and procedures. CDS is headquartered in Toronto and has offices in Montreal, Vancouver and Calgary. CDS is a subsidiary of The Canadian Depository for Securities Limited, part of TMX Group Limited.

Information for Canadian Investors

The rights and remedies available to Canadian investors are governed by Canadian securities laws. Canadian investors may be subject to Canadian tax law and should consult their own legal and tax advisors with respect to the Canadian tax consequences of owning the notes.

United States Federal Income Tax Consequences

You should carefully consider, among other things, the matters set forth under “United States Taxation” in the accompanying prospectus. The following discussion supplements the section “United States Taxation” in the accompanying prospectus and is subject to the limitations and exceptions set forth therein.

Your notes will be treated as variable rate debt securities for United States Federal income tax purposes as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Variable Rate Debt Securities” in the accompanying prospectus. In addition, we have determined that the notes should not be treated as issued with original issue discount for United States Federal income tax purposes.

If you are a United States holder (as the term is defined in the accompanying prospectus) you will be subject to the special rules governing notes that are denominated in a non-U.S. dollar currency. Those rules are discussed under “United States Taxation — Taxation of Debt Securities — United States Holders”. You should also consult your own tax advisor regarding these matters.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (each, a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired or held by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes described in this prospectus supplement and accompanying prospectus, you should consult your legal counsel.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent The Goldman Sachs Group, Inc. on a regular basis and in a variety of matters, including offerings of our common stock, preferred stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the notes described in this prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of The Goldman Sachs Group, Inc. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of The Goldman Sachs Group, Inc. for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of The Goldman Sachs Group, Inc. for (i) the three month periods ended March 31, 2021 and 2020, (ii) the three month and six month periods ended June 30, 2021 and 2020, and (iii) the three month and nine month periods ended September 30, 2021 and 2020, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated (i) May 3, 2021, (ii) August 3, 2021, and (iii) October 29, 2021, incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes

Goldman Sachs & Co. LLC	CAD250,000,000

BMO Nesbitt Burns Inc.	162,500,000

RBC Dominion Securities Inc.	162,500,000

Scotia Capital Inc.	162,500,000

TD Securities Inc.	162,500,000

National Bank Financial Inc.	40,000,000

CIBC World Markets Inc.	20,000,000

Desjardins Securities Inc.	20,000,000

Laurentian Bank Securities Inc.	20,000,000

Total	CAD1,000,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters by us.

Per note	CAD	3.50

Total	CAD	3,500,000

Notes sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. If all the notes are not sold at the initial price to public, the underwriters may change the initial price to public and the other selling terms. The offering of the notes by the underwriters is subject to their receipt and acceptance of the notes and subject to their right to reject any order in whole or in part.

The underwriters intend to offer the notes for sale in Canada on a private placement basis only to “accredited investors” and in the case of sales by Goldman Sachs & Co. LLC or sales to individuals, that are also “permitted clients”, each within the meaning of the applicable Canadian provincial securities laws, and on a private placement basis in other parts of the world subject to applicable law, either directly or through affiliates or other dealers acting as selling agents. Resales of the notes in Canada by purchasers will be subject to restrictions under Canadian securities laws. The underwriters intend to offer the notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents. This prospectus supplement may be used by the underwriters and other dealers in connection with offers and sales in the United States of notes initially sold outside the United States. The notes have not been, and will not be, registered under the Securities Act of 1933 for the purpose of sales outside the United States. In addition, the underwriters may offer the notes for sale in the United States.

Each underwriter has represented and agreed that it will not offer or sell the notes in the United States or to United States persons except if such offers or sales are made by or through Financial Industry Regulatory Authority, Inc. (“FINRA”) member broker-dealers, as permitted by FINRA regulations.

Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

The notes are new issues of securities with no established trading market. The Goldman Sachs Group, Inc. has been advised by the underwriters that Goldman Sachs & Co. LLC, BMO Nesbitt Burns Inc., RBC Dominion Securities Inc., Scotia Capital Inc. and TD Securities Inc. intend to make a market in the notes. Other affiliates of the underwriters may also do so. Neither the underwriters nor any of their affiliates, however, are obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the notes.

We have not applied and do not intend to apply to list the notes on any securities exchange or have the notes quoted on a quotation system.

This prospectus may be used by Goldman Sachs & Co. LLC or any other affiliate in connection with offers and sales of the securities in market-making transactions, as described under “Plan of Distribution —  Market-Making Resales by Affiliates” in the accompanying prospectus.

The offering will settle on the fifth scheduled business day following the date of the pricing of the notes (“T+5”) (see page 141 of the accompanying prospectus). Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129; and

(b)

the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

The notes may not be offered, sold or otherwise made available to any retail investor in the

United Kingdom. For the purposes of this provision:

(a)	the expression retail investor means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (EUWA); or

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and

(b)

the expression an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

Each underwriter has represented and agreed that the sale and delivery of the notes to any purchaser in Canada by such underwriter shall be made only to “accredited investors” within the meaning of Canadian securities laws and in compliance with certain other sales restrictions, and so as to be exempt from or made in compliance with the dealer registration requirements of all applicable Canadian securities laws. Each underwriter has also represented and agreed that it has not and it will not provide to any Canadian purchaser any document or other material that would constitute an offering memorandum within the meaning of Canadian securities laws (other than the Canadian Offering Memorandum dated November 22, 2021) with respect to the private placement of the notes in Canada.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, whether paid to Goldman Sachs & Co. LLC or any other underwriter, will be approximately U.S. $310,000. This estimate includes approximate amounts of anticipated Canadian provincial filing fees based on sales to residents in specific provinces.

The Goldman Sachs Group, Inc. has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for The Goldman Sachs Group, Inc. or its affiliates, for which they received or will receive customary fees and expenses.

Goldman Sachs & Co. LLC is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering of the notes within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with the provisions of Rule 5121. Goldman Sachs & Co. LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of The Goldman Sachs Group, Inc.

CAD1,000,000,000

The Goldman Sachs Group, Inc.

2.599% Fixed/Floating Rate Notes due 2027

Goldman Sachs & Co. LLC

BMO Capital Markets	RBC Capital Markets	Scotiabank	TD Securities

National Bank Financial Markets	CIBC Capital Markets	Desjardins Capital Markets	Laurentian Bank Securities